Exhibit 10.3

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of July 29, 2019 (the “Agreement”), by and between ProSight Global, Inc. (the “Company”), a Delaware corporation, and Anthony Piszel (the “Executive”).

WHEREAS, the Company and Executive are parties to a Severance and Restrictive Covenant Agreement, dated April 11, 2016 as amended on July 29, 2016 (the “Prior Agreement”); and

WHEREAS, the Company desires to continue the Executive’s employment with the Company under the terms set forth herein, which shall replace and supersede the Prior Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the parties hereto agree as follows:

1.	EMPLOYMENT

1.1          Term. The Company agrees to continue to employ the Executive, and the Executive agrees to continue to be employed by the Company, in each case pursuant to this Agreement, for a period commencing on the date of the Initial Public Offering (the “IPO”) (such date, the “Effective Date”) and ending on the earlier of (i) the third (3rd) anniversary of the Effective Date and (ii) the termination of the Executive’s employment in accordance with Section 3 hereof (the “Term”). The Term shall be extended for an additional one year period on the third (3rd) anniversary of the Effective Date, and each subsequent anniversary thereof, absent ninety (90) days advance written notice of non-extension from either party to the other. In the event the Company elects not to extend the Term (other than for Cause), the Executive’s employment shall be deemed to be terminated “without Cause” for all purposes under this Agreement on the last day of the Term, and the Executive shall cease to provide services to the Company in the capacity of an employee following such date. Notwithstanding anything to the contrary, Sections 4 and 5 shall survive termination of this Agreement and shall continue to apply following the termination of the Executive’s employment for any reason or no reason (including, without limitation, due to the expiration of the Term, a resignation by the Executive or a termination by the Company).

1.2          Duties. During the Term, the Executive shall serve as the Company’s Chief Financial Officer and shall report directly to the Chief Executive Officer. In the Executive’s position of Chief Financial Officer, the Executive shall have all authorities customary for the Chief Financial Officer of a company that is of the Company’s size and nature, plus such additional duties, consistent with the foregoing, as the Chief Executive Officer may reasonably assign. The principal place of employment, and principal office, shall be in the New York metropolitan area unless otherwise agreed by the Board.

1.3          Exclusivity. During the Term, the Executive shall devote his or her entire business time and efforts to the business of the Company, shall faithfully serve the Company, and shall conform to and comply with the lawful and reasonable directions and instructions given to the Executive by the Chief Executive Officer. During the Term, the Executive may, only to the extent not interfering with the Executive’s duties at the Company, manage his or her personal investments and affairs. The Executive shall not, either directly or indirectly, act as an executive of or render any business, commercial or professional services to any other person, firm or organization, other than services without compensation to not-for-profit organizations which do not interfere with the Executive’s responsibilities to the Company. Notwithstanding the foregoing, during the Term, the Executive may serve on the board of directors, trustees or any similar governing body of a for-profit entity provided that such service has been approved in advance by the Board of Directors of the Company (the “Board”).

2.	COMPENSATION

2.1          Salary. As compensation for the performance of the Executive’s services hereunder during the Term, effective as of the Effective Date, the Company shall pay to the Executive a salary at an annual rate of five hundred fifty thousand dollars ($550,000), payable in accordance with the Company’s standard payroll policies (the “Base Salary”). The Board may determine to increase (but not decrease) the Executive’s Base Salary in such amount as the Board may determine in its sole and absolute discretion.

2.2          Annual Bonus. For 2019 and each completed calendar year occurring during the Term thereafter, the Executive shall be eligible for an annual bonus under the Company’s Short Term Incentive Program (such bonus, the “Annual Bonus” and such program, the “STIP”). Under the STIP, the Executive’s Annual Bonus will have a target of not less than 100% of Base Salary (which target may be increased (but not decreased) from time to time as the Board may determine in its sole and absolute discretion). The Annual Bonus shall be paid in cash no later than March 15th of the calendar year following the calendar year in which the Annual Bonus was earned, subject to achievement of specified performance metrics. The Annual Bonus will be earned at 50% of target for threshold performance and up to 150% of target for maximum performance, subject to the discretion of the Board. The Executive’s Annual Bonus will be based on performance metrics as determined by the Board.

2.3          Annual Long-Term Incentive Awards. During the Term, the Executive will be eligible to receive annual grants under the Company’s 2019 Equity Incentive Plan or any successor plan. For 2019, the Executive’s annual long-term incentive awards will have an aggregate grant date target value of $458,370 and will be 50% in the form of time-based restricted stock units and 50% in the form of performance-based restricted stock units and will be granted to the Executive on or as soon as reasonably practicable following the Effective Date. The time-based restricted stock units will vest ratably in annual installments over three years commencing on the grant date and the performance-based restricted stock units will vest based on the level of achievement of previously determined performance metrics over a three-year performance period from January 1, 2019 through December 31, 2021, in each case subject to continued employment through the applicable vesting date and to the terms and conditions set forth in the applicable equity award agreement. The Executive shall be granted, subject to approval by the Board, annual long-term incentive awards in the first quarter of each year during the Term with an aggregate grant date target value equal to, for 2020 and 2021, 157% of Base Salary, and for 2022 and subsequent years during the Term, 200% of Base Salary (which target may be increased (but not decreased) from time to time as the Board may determine in its sole and absolute discretion). Each future annual long-term incentive award shall include termination of employment provisions that are no less favorable than the termination of employment provisions set forth in the 2019 annual long-term incentive awards.

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2.4          Employee Benefits. During the Term, the Executive shall be eligible to participate in such health and other group insurance and other employee benefit plans and programs of the Company as may be in effect from time to time on the same basis as other senior executives of the Company.

2.5          Vacation. During the Term, the Executive shall be entitled to reasonable paid vacation time each calendar year and all paid holidays recognized by the Company, each as in accordance with the Company’s policies and procedures.

2.6          Business Expenses. The Company shall pay or reimburse the Executive, upon presentation of documentation, for all commercially reasonable business out-of-pocket expenses that the Executive incurs during the Term in performing the Executive’s duties under this Agreement and in accordance with the expense reimbursement policy of the Company as approved by the Board (or a committee thereof) and in effect from time to time. Payments with respect to reimbursements of expenses shall be made promptly, but in any event no later than thirty (30) days following the date upon which the relevant expense report is filed by the Executive.

3.	EMPLOYMENT TERMINATION

3.1          Termination of Employment. The Company may terminate the Executive’s employment for any reason during the Term at any time upon not less than thirty (30) days’ notice, or without prior notice in connection with a termination by the Company for Cause (the date on which the Executive’s employment terminates, the “Termination Date”). The Executive may terminate the Executive’s employment during the Term at any time upon not less than ninety (90) days’ notice. The Company may shorten any notice of termination of employment which the Executive is required to give pursuant to the immediately preceding sentence. Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be entitled to (i) payment of any Base Salary earned but unpaid through the Termination Date, (ii) any earned but unpaid Annual Bonuses for calendar years completed prior to the Termination Date, (iii) any accrued and unpaid employee benefits under Section 2.4 hereof in accordance with the terms of the applicable employee benefits plans, and (iv) any unreimbursed expenses in accordance with Section 2.6 hereof (collectively, the “Accrued Amounts”). Other than as otherwise provided under the terms of the relevant employee benefit plan or expense policy, the Accrued Amounts shall be paid to the Executive within thirty (30) days of the Termination Date.

3.2          Certain Terminations.

(a) Termination due to Death or by the Company due to Disability . If the Executive’s employment is terminated due to death or by the Company due to Disability, in addition to the Accrued Amounts, the Executive shall be entitled to payment of the Executive’s Annual Bonus for the year in which the Termination Date occurs, based on target performance and pro-rated to reflect the number of days that have elapsed for such year prior to the Termination Date, paid in cash within thirty (30) days of the Termination Date (the “Target Pro Rata Bonus”).

(b) Termination due to Executive’s Non-Extension of the Term. If the Executive’s employment is terminated due to the Executive’s non-extension of the Term pursuant to Section 1.1. hereof, in addition to the Accrued Amounts, the Executive shall be entitled to payment of the Executive’s Annual Bonus for the year in which the Termination Date occurs, based on actual performance and pro-rated to reflect the number of days that have elapsed for such year prior to the Termination Date, paid in cash no later than March 15th of the calendar year following the calendar year in which the Termination Date occurs.

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(c) Termination by the Company Without Cause; Termination by the Executive for Good Reason. If the Executive’s employment is terminated (i) by the Company without Cause (including due to the Company’s non-extension of the Term pursuant to Section 1.1 hereof) or (ii) by the Executive for Good Reason, in addition to the Accrued Amounts, the Executive shall be entitled to (A) the Severance Amount and (B) the Target Pro Rata Bonus (together with the Severance Amount, the “Severance Payments”).

(d) Release. The Company’s obligations to make the Severance Payments shall be conditioned upon: (i) the Executive’s continued compliance with the Executive’s obligations under Section 4 hereof, and (ii) the Executive’s execution, delivery and non-revocation within sixty (60) days following the Termination Date of a valid and enforceable general release of claims substantially in the form attached hereto as Exhibit A (the “Release” and such period, the “Release Period”). The first payment of the Severance Amount shall be made, inclusive of any other amounts that would otherwise have been paid prior to such date pursuant to the previous sentence, on the first payroll date following the date that the Release becomes effective and irrevocable; provided, that if the Release Period spans two tax years of the Executive or if the Release Period plus the first payroll date following the Release Period spans two tax years of the Executive, the first payment of the Severance Amount shall be made in the second tax year on the first payroll date after the Release becomes effective and irrevocable.

(e) Definitions. For purposes of this Agreement, the following terms have the following meanings:

(1)          “Cause” shall mean (i) the Executive’s willful refusal to substantially perform, or the willful failure to make good faith efforts to substantially perform, material duties for the Company as lawfully directed by the Board, which refusal or failure remains uncured for fifteen (15) days after the Executive receives written notice from the Board demanding cure; (ii) the Executive engages in gross misconduct or gross neglect that is materially injurious to the Company; (iii) the Executive is indicted for, convicted of, or enters a plea of guilty or nolo contendere to, a felony or a misdemeanor involving moral turpitude or (iv) the Executive’s material breach of Section 4.1 (Executive’s Representations), 4.2 (Unauthorized Disclosure) or 4.5 (Returning Company Documents) or the Executive’s breach of 4.3 (Non-Competition and Non-Solicitation), 4.4 (Non-Disparagement) or 4.7 (Compliance with Law) hereof.

(2)          “Change in Control” shall have the meaning provided in the ProSight Global, Inc. 2019 Equity Incentive Plan.

(3)          “Disability” shall mean the Executive is entitled to receive long-term disability benefits under the long-term disability plan of the Company in which Executive participates, or, if there is no such plan, the Executive’s incapacity, due to physical or mental illness, to perform the Executive’s duties in connection with his or her Employment for a continuous period of one hundred and eighty (180) days.

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(4)           “Good Reason” shall mean the occurrence of any of the following events without either the Executive’s prior express written consent or cure by the Company within thirty (30) days after the Executive gives written notice to the Company within thirty (30) days of the occurrence of the event describing such event and requesting cure: (i) a material reduction in Base Salary or target annual bonus opportunity; (ii) a material diminution in position, authority, duties or responsibilities; (iii) the breach in any material respect by the Company of any of its obligations set forth in this Agreement or any equity award agreement; or (iv) a relocation of the Executive’s primary place of employment by more than 30 miles from that in effect on the Effective Date.

(5)          “Severance Amount” shall mean an amount equal to: one (1) times the sum of the Executive’s (i) Base Salary plus (ii) target Annual Bonus, paid in equal installments during the one (1) year period beginning on the Termination Date, provided that the Company may cease making the Severance Amount installment payments if the Executive (i) materially breaches any of the provisions in Sections 4.1 (Executive’s Representations), 4.2 (Unauthorized Disclosure) or 4.5 (Returning Company Documents) hereof and fails to cure such breach, if curable, within fifteen (15) days after receiving notice from the Company demanding cure or (ii) breaches any of the provisions in Sections 4.3 (Non-Competition and Non-Solicitation), 4.4 (Non-Disparagement) or 4.7 (Compliance with Law) hereof. Notwithstanding the foregoing, in the event of the Executive’s termination of employment by the Company without Cause or by the Executive for Good Reason, in each case during the six months preceding or 24 month period following a Change in Control, the Severance Amount will be paid in a lump sum.

3.3          Exclusive Remedy. Notwithstanding any other provision of this Agreement, the provisions of this Section 3 shall exclusively govern the Executive’s rights in connection with termination of employment with the Company, provided that the treatment of the Executive’s outstanding equity awards upon a termination of employment shall be governed by the terms set forth in the applicable equity award agreements.

3.4          Resignation from All Positions. Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall resign as of such Termination Date from all positions the Executive then holds as an officer, director, employee and member of the boards of directors (and any committee thereof) of the Company and its affiliates. The Executive shall be required to timely execute such writings as are required by the Company to effectuate the foregoing.

3.5          Retirement. It is anticipated that the Executive will retire from the Company not earlier than three years from the Effective Date. In connection therewith and prior to the Executive’s retirement, the Company agrees to enter into a retention arrangement with the Executive pursuant to which the Executive will assist with the transition of his duties and responsibilities to his successor and will receive financial consideration in an amount and on terms to be mutually agreed by the parties, subject to Board approval.

4.	REPRESENTATIONS AND COVENANTS

4.1          Executive’s Representation. The Executive represents to the Company that (i) the Executive’s execution and performance of this Agreement does not violate any agreement or obligation (whether or not written) that the Executive has with or to any person or entity, including, but not limited to, any prior recipient of the Executive’s services and (ii) the Executive is not subject to any agreement or obligation (whether or not written) that could limit, restrain, restrict or impair the Executive’s ability to (A) compete in any way with any previous employer or other person or entity wherever located, (B) use any information obtained from any previous employer or other person or entity, or (C) solicit or hire, directly or indirectly, any current or former employee or agent of any of the Executive’s former employers..

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4.2          Unauthorized Disclosure.

(a) Company Information. The Executive agrees that during the Executive’s employment and thereafter, to hold in the strictest confidence, and not to use, except for the benefit of the Company and its affiliates, or to disclose to any person, firm or corporation without written authorization of the Board, any Company Confidential Information (as defined below), except, in all cases, as otherwise required by applicable law, regulation or legal process. The Executive understands that “Company Confidential Information” means any of the following applicable to the Company and its affiliates: information that relates to the actual or anticipated business, research or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s products or services and markets therefor, customer or client lists and customers (including, but not limited to, customers or clients of the Company on which the Executive called or with which the Executive may become acquainted during the Executive’s employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information; provided, however, that Company Confidential Information does not include any of the foregoing items to the extent the same have become publicly known and made generally available through no wrongful act of the Executive or of others. The Executive acknowledges the highly confidential nature of information regarding the Company’s customers, affiliates, sub-affiliates, employees, agents, independent contractors, suppliers and consultants and agrees that during the Executive’s employment and thereafter, the Executive shall not use or allow a third party to use the Company Confidential Information or Associated Third Party Information (as defined below) to directly or indirectly (i) hire, solicit, recruit, or induce to leave the employ the Company any employee, agent, independent contractor or consultant of the Company, (ii) to solicit the business of any clients or customers of the Company (other than on behalf of the Company) or (iii) encourage to terminate or alter any relationship between the Company and any customer, affiliate, sub-affiliate, employee, agent, independent contractor, supplier, consultant or any other person or company. Notwithstanding anything to the contrary in this Agreement or otherwise, nothing in this Agreement or in any other agreement with or policy of the Company shall be applied or construed in a manner which limits or interferes with the Executive’s rights under applicable law, without notice to or authorization of the Company, to communicate and cooperate in good faith with any self-regulatory organization or U.S. federal, state, or local governmental or law enforcement branch, agency, commission, or entity (collectively, a “Government Entity”) or the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any Government Entity, including by providing documents or other information, or (iii) filing a charge or complaint with a Government Entity, provided that in each case, such communications, participation, and disclosures are consistent with applicable law. The Executive is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code, known as the Defend Trade Secrets Act, provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to the Executive’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order. All disclosures and activities permitted under this Section 4.2(a) are herein referred to as “Protected Activities.” Notwithstanding the foregoing, under no circumstance will Executive be authorized to disclose any Confidential Information as to which the Company may assert protections from disclosure under the attorney-client privilege or the attorney work product doctrine, without prior written consent of the Company’s General Counsel or other authorized officer designated by the Company.

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(b) Former Employer Information. The Executive agrees that during his or her employment the Executive will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former employer or other person or entity. Executive further agrees that the Executive will not bring onto the premises of the Company or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any such employer, person, or entity unless consented to in writing by both the Company and such employer, person, or entity.

(c) Third-Party Information. The Executive recognizes that the Company may have received and in the future may receive from third parties associated with the Company, e.g., the Company’s customers, clients, suppliers, licensors, licensees, partners, or collaborators (“Associated Third Parties”), their confidential or proprietary information (“Associated Third Party Confidential Information”). By way of example, Associated Third Party Confidential Information may include the habits or practices of Associated Third Parties, the technology of Associated Third Parties, requirements of Associated Third Parties, and information related to the business conducted between the Company and such Associated Third Parties. The Executive agrees at all times during the Executive’s employment and thereafter to hold in the strictest confidence, and not to use or to disclose to any person, firm, or corporation, any Associated Third Party Confidential Information, except as necessary in carrying out the Executive’s work for the Company consistent with the Company’s agreement with such Associated Third Parties or as otherwise required by applicable law, regulation or legal process.

4.3          Non-Competition; Non-Solicitation. During the period commencing on the date hereof and ending one (1) year after the termination of the Executive’s employment, the Executive will not, and will not permit any person or entity with which the Executive is associated to, without first obtaining the written permission of the Board, directly or indirectly:

(a) hold any economic interest in any Competitive Enterprise (other than a passive equity interest of up to 3% in a publicly traded company with a market capitalization of $500 million or more);

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(b) manage, control, participate in any way in, consult with or render services to, or otherwise associate with (including as a director, manager, officer, employee, partner, member, consultant, agent or advisor) a Competitive Enterprise (this paragraph 4.3(b), together with 4.3(a), the “Non-Competition Covenant”);

(c) solicit, except in the normal course of business on behalf of the Company, any of the Company’s customers, clients, employees, non-employee insurance agents, brokers or producers (or individuals who were employees, non-employee insurance agents, brokers or producers within six months of the Executive’s solicitation) to, as applicable, limit or cease their business relationships with, or leave their employment or limit their services to, the Company, or attempt to solicit the Company’s customers, clients, employees, non-employee insurance agents, brokers or producers, either for the Executive or for any other person or entity; or

(d) hire any person who is, or at any time within the twelve (12) month period prior to the termination of the Executive’s employment was, an employee, independent contractor or consultant of the Company or its affiliates (other than on behalf of the Company or its affiliates) and who reported to or otherwise interacted with the Executive during Executive’s employment;

provided, that Sections 4.3(a) and (b) shall apply for a period of two (2) years following the termination of Executive’s employment with respect to a Competitive Enterprise in which Joseph Beneducci, Lawrence Hannon or Robert Bailey are employed and Section 4.3(d) shall apply for a period of two (2) years following the termination of Executive’s employment with respect to your solicitation of Joseph Beneducci, Lawrence Hannon and Robert Bailey to work at a Competitive Enterprise; and

further provided, that, if the Executive’s employment is terminated by the Executive without Good Reason, the Non-Competition Covenant will cease to apply unless the Company elects to pay to the Executive the Severance Amount.

For purposes of this Section 4.3, “Competitive Enterprise” shall mean (i) any enterprise engaged in the business of underwriting insurance in the commercial lines property and casualty market to small and medium-sized enterprises in the United States, or (ii) any other business that the Company or any of its Affiliates is materially engaged in as of the date of this Agreement and as the business of the Company and its Affiliates evolves during the Executive’s employment, or (iii) any business of the Company and its Affiliates which Executive managed, controlled or developed during the two year period preceding Executive’s termination of employment with the Company.

4.4          Non-disparagement. The Executive agrees that, during the Executive’s employment and for a period of four years following the date of termination of the Executive’s employment, the Executive will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or its affiliates or their respective current or former officers, directors, employees, advisors, businesses or reputations. The Company agrees that, during the Executive’s employment and for a period of four years following the date of termination of Executive’s employment, the Company will not make, and will instruct the officers, directors and spokespersons of the Company to refrain from making any public statements (or authorizing any statements to be reported as being attributed to the Company) that are critical, derogatory or which may tend to injure the reputation or business of the Executive. Notwithstanding the foregoing, nothing in this Agreement shall be applied or construed in a manner that limits or interferes with the Executive’s right to engage in Protected Activities or make truthful statements or disclosures that are required by applicable law, regulation, or legal process.

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4.5          Returning Company Documents. Upon termination of employment or on demand by the Company during Executive’s employment, the Executive shall immediately deliver to the Company, and shall not keep in the Executive’s possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Company Confidential Information, Associated Third Party Confidential Information, as well as all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any and all of the aforementioned items that were developed by the Executive pursuant to the Executive’s employment with the Company, obtained by the Executive in connection with the Executive’s employment with the Company, or otherwise belonging to the Company, its successors, or assigns.

4.6          Notification of New Employer. In the event that the Executive’s employment is terminated, the Executive agrees to inform the Executive’s new employer about this Agreement and the Executive’s continuing obligations hereunder.

4.7          Compliance with Law. The Executive agrees that at all times during the Executive’s employment, the Executive shall be in full compliance with applicable laws and regulations and shall take no action which would, if performed directly by the Company, not be in full compliance with applicable laws and regulations. This includes the Executive not taking any actions in violation of the United States Foreign Corrupt Practices Act and similar laws or regulations.

4.8          Regulatory Compliance Procedures. The Executive acknowledges that the Company and its affiliates may maintain restrictions regarding the personal securities and commodities transactions, private investments and outside business activities of employees and certain consultants. The Executive agrees to comply with all such restrictions made applicable to the Executive.

5.	ARBITRATION AND EQUITABLE RELIEF

5.1          Arbitration. The Executive and the Company agree to submit to final and binding arbitration in New York County, New York any and all disputes between the Executive and the Company (or its affiliates or other employees) concerning, related to or touching upon in any way (i) the interpretation, application or compliance with the terms and conditions of this Agreement and/or (ii) any claim, cause of action or demand, whether statutory or at common law, related to or concerning in any way the Executive’s employment with the Company.

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5.2          Procedure. Except as provided in Section 5.6 hereof, neither party will commence or pursue any litigation against the other on any claim or cause of action that is or was subject to arbitration under this Agreement. It is hereby irrevocably agreed that any action filed by any party to this Agreement against the other that is not subject to final and binding arbitration in accordance with this Agreement, as well as any action or petition to compel arbitration or to vacate or confirm any arbitration award, and any other action of any kind whatsoever (except a claim for workers’ compensation) between the parties to this Agreement related to or concerning this Agreement or the Executive’s employment with the Company, must be brought exclusively in either the Supreme Court of the State of New York, County of New York, or the United States District Court, Southern District of New York. Each party irrevocably and unconditionally submits to the personal jurisdiction of such courts and waives, to the fullest extent permitted by law, any objections that it may now or hereafter have to the laying of the jurisdiction and venue of any such suit, action or proceeding brought in such courts and any claim that any such suit and action or proceeding brought in such court has been brought in an inconvenient forum. In any suit, action or proceeding, each party waives, to the fullest extent it may effectively do so, personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail, or by regular mail if the certified mail is sent to the party’s last known address and returned unclaimed by the post office. In the event that either party to this Agreement brings or pursues a dispute in a court of law, which dispute is subject to final and binding arbitration in accordance with this Agreement, then that party shall pay all reasonable attorneys’ fees and court costs incurred by the other party in filing any petition or motion to compel arbitration, motion to dismiss or other pleading or motion with said court to enforce arbitration under those procedures. The Executive and the Company hereby knowingly, voluntarily and intentionally waive any right either may have to a trial by jury with respect to any action filed by any party to this Agreement against the other that is not subject to final and binding arbitration in accordance with this Agreement.

5.3          Applicable Rules. Any arbitration under this Agreement shall be governed by the Commercial Arbitration Rules of the American Arbitration Association (“AAA Rules”) then in effect, subject to the provisions of this Agreement. The Executive acknowledges and agrees that the Executive has had an opportunity to review the AAA Rules including, among others, the requirement that a party initiating a claim must pay a filing fee. In the event the Executive submits a claim to the AAA, the Company has agreed to split such fee on an equal basis. All other arbitration fees payable to the AAA shall be apportioned as required by the AAA Rules, or as ordered by the arbitrator.

5.4          Applicable Law. The law applicable to any controversy shall be the law of the State of New York, regardless of principles of conflicts of laws. The arbitrator shall have the power to award compensatory and punitive damages, to award preliminary and injunctive relief, and to make any other award the arbitrator deems is necessary to a just and efficient resolution of any dispute. The arbitrator shall have the power to determine his or her own jurisdiction, and claim that any dispute, claim or cause of action is not subject to arbitration shall be submitted for final resolution to the arbitrator. In the event the arbitrator awards preliminary injunctive relief, the arbitrator shall have the power to award damages, including punitive damages, for any breach of any preliminary injunction.

5.5          Nature of Agreement. This agreement to arbitrate and any resulting arbitration award shall be governed by and subject to the Federal Arbitration Act. All aspects of any arbitration procedure under this Agreement, including the hearing and the record of the proceedings, are confidential and will not be open to the public, except to the extent the parties agree otherwise in writing, or as may be appropriate in any subsequent proceedings between the parties, or as may otherwise be appropriate in response to a request or subpoena from a governmental agency or other legal process. The Executive acknowledges and agrees that the Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. The Executive further acknowledges and agrees that the Executive has carefully read this Agreement and that the Executive has asked questions needed to understand the terms, consequences, and binding effect of this Agreement and fully understand it, including that the Executive is waiving the Executive’s right to a jury trial.

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5.6          Equitable Relief. The Executive agrees that any breach of the terms of Sections 4.2, 4.3, 4.4 or 4.5 of this Agreement would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled from an appropriate court in New York, NY to an immediate injunction in aid of and/or pending arbitration and/or a restraining order to prevent such breach or threatened breach or continued breach by the Executive and/or any and all persons and/or entities acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this Section 5.6 shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Executive. The Executive and the Company further agree that the covenants of the aforementioned Sections are reasonable and necessary to protect the businesses of the Company because of the Executive’s access to Confidential Information and the Executive’s material participation in the operation of such businesses. The existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in the aforementioned Sections.

6.	SECTION 409A COMPLIANCE.

6.1          Compliance. The intent of the parties is that payments and benefits under this Agreement be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (together with the regulations and guidance thereunder, “Section 409A”); accordingly, to the maximum extent permitted, the Agreement shall be interpreted accordingly. The Parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A. If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and the Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved; provided, however, that any resulting renegotiated terms shall provide to the Executive the after-tax economic equivalent of what otherwise has been provided to the Executive pursuant to the terms of this Agreement, and provided further, that any deferral of payments or other benefits shall be only for such time period as may be required to comply with Section 409A. In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on the Executive by Section 409A or any damages for failing to comply with Section 409A.

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6.2          Six Month Delay for Specified Employees. If any payment, compensation or other benefit provided to the Executive in connection with the Executive’s employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is a specified employee as defined in Section 409A(2)(B)(i), no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the Executive’s Termination Date (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Executive during the period between the date of termination and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to the Executive that would not be required to be delayed if the premiums therefor were paid by the Executive, the Executive shall pay the full cost of premiums for such welfare benefits during the six-month period and the Company shall pay the Executive an amount equal to the amount of such premiums paid by the Executive during such six-month period promptly after its conclusion.

6.3          Termination as Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment until such termination is also a “separation from service” within the meaning of Section 409A and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service. As permitted by Treasury Regulation 1.409A-1(h)(1)(ii), 49% shall be substituted in lieu of 20% for the average level of bona fide services performed during the immediately preceding 36 month period in order to constitute a “separation from service.”

6.4          Payments for Reimbursements, In-Kind Benefits. All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, however, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

6.5          Payments within Specified Number of Days. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

6.6          Installments as Separate Payment. If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

7.	MISCELLANEOUS

7.1          Indemnification. The Company shall indemnify the Executive to the fullest extent provided under Delaware law and shall provide the Executive, with respect to claims arising or asserted during the Term and for six years thereafter, Directors and Officers Insurance no less favorable that then apply to the Company’s directors and officers generally.

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7.2          Withholding. All amounts paid to the Executive under this Agreement during or following the Term shall be subject to withholding and other employment taxes imposed by applicable law. The Executive shall be solely responsible for the payment of all taxes imposed on the Executive relating to the payment or provision of any amounts or benefits hereunder.

7.3          Amendments and Waivers. This Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the parties hereto; provided, that, the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

7.4          Assignment; No Third-Party Beneficiaries. Neither this Agreement, nor any rights and obligations hereunder, may be assigned by the Company or the Executive without the prior written consent of the other party, and any purported assignment in violation hereof shall be null and void. Nothing in this Agreement shall confer upon any person not a party to this Agreement, or the legal representatives of such person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, except the personal representative of the deceased Executive may enforce the provisions hereof applicable in the event of the death of the Executive. Notwithstanding the foregoing, the Company is authorized to assign this Agreement to a successor to substantially all of its assets and liabilities, including by reason of merger.

7.5          Notices. Every notice relating to this Agreement shall be in writing and shall be given by personal delivery, by e-mail or by a reputable same-day or overnight courier service (charges prepaid), by registered or certified mail, postage prepaid, return receipt requested, or by facsimile to the recipient with a confirmation copy to follow the next day to be delivered by personal delivery or by a reputable same-day or overnight courier service to the appropriate party’s address or fax number below (or such other address and fax number as a party may designate by notice to the other parties):

If to the Company:	ProSight Global, Inc.
412 Mt. Kemble Avenue
Morristown, NJ 07960
Attn: Head of Human Resources

With a copy to the Company’s Chief Legal Officer

If to the Executive:	Anthony S. Piszel
101 Boulderwood Dr.
Bernardsville, NJ 07924
Email: APiszel@prosightspecialty.com

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7.6          Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto shall be governed by, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

7.7          Severability. Whenever possible, each provision or portion of any provision of this Agreement, including those contained in Section 4 hereof, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement, including those contained in Section 4 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

7.8          Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the parties hereto with respect to the subject matter hereof. To the extent that any term or provision of such other agreements or the Company’s policies or procedures conflict with this Agreement, the terms and provisions of this Agreement will govern and prevail.

7.9          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

7.10        Binding Effect. Subject to Section 7.4 hereof, this Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and successor to at least 50% of the business and/or assets of the Company, including by merger, purchase or otherwise.

7.11        General Interpretive Principles. The name assigned this Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.

*                                  *                                  *

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ProSight Global, Inc.

By:	/s/ Frank D. Papalia
Name: Frank D. Papalia
Title: Chief Legal Officer

Executive

/s/ Anthony Piszel
Anthony Piszel

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EXHIBIT A

GENERAL RELEASE OF ALL CLAIMS

This General Release of all Claims (this “Agreement”) is entered into by Anthony Piszel (“Executive”) on [●] (the “Effective Date”).

In consideration of the promises set forth in the Employment Agreement among Executive and ProSight Global, Inc. (the “Company”) dated July 29, 2019, as amended from time to time (the “Employment Agreement”), as well as any promises set forth in this Agreement, Executive and the Company agrees as follows:

(1)         Executive’s General Release and Waiver of Claims

For purposes of this Agreement, the “Released Parties” means, individually and collectively, the Company, its parent, subsidiary, and affiliated companies, GS Capital Partners VI Fund, L.P., and its subsidiaries and affiliated funds, TPG Partners VI, L.P. and its direct and indirect parent companies, subsidiaries and affiliates, including affiliated investment funds and management companies, and each of such entities’ successors, assigns, current or former employees, officers, directors, owners, shareholders, representatives, administrators, fiduciaries, agents, insurers, and employee benefit programs (and the trustees, administrators, fiduciaries and insurers of any such programs).

Except as provided in the next paragraph, in consideration of the payments made and to be made, and benefits provided and to be provided, to Executive pursuant to the Employment Agreement, Executive hereby unconditionally and forever releases, discharges and waives any and all actual and potential claims, liabilities, demands, actions, causes of action, suits, costs, controversies, judgments, decrees, verdicts, attorneys’ and consultants’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, other than the Excluded Obligations (as defined below) (the “Released Claims”) against the Released Parties. The Released Claims include any and all matters relating to Executive’s employment including, without limitation, claims or demands related to salary, bonuses, commissions, stock, equity awards, or any other ownership interest in the Company or any of their affiliates, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims for discrimination based upon race, color, sex, creed, national origin, age, disability or any other characteristic protected by federal, state or local law or any other violation of any Equal Employment Opportunity Law, ordinance, rule, regulation or order, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act; claims under the Employee Retirement Income Security Act of 1974, as amended, the Equal Pay Act, the Fair Labor Standards Act, as amended, the Family and Medical Leave Act of 1993, as amended; the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), the New York State Human Rights Law, the New York Labor Law, the New York State Civil Rights Law, the New York City Human Rights Law, New Jersey Law Against Discrimination, New Jersey Conscientious Employee Protection Act, The New Jersey Family Leave Act, The New Jersey Wage Payment Law, The New Jersey Wage and Hour Law, The New Jersey Equal Pay Act, retaliation claims under the New Jersey Workers’ Compensation Law, or the laws of any country governing discrimination in employment, the payment of wages or benefits, or any other aspect of employment. The Released Claims also include claims for wrongful discharge, fraud or misrepresentation under any statute, rule or regulation or under the common law and any other claims under the common law.

A-1

Notwithstanding the foregoing, Executive does not release, discharge or waive any claims related to (1) rights to payments and benefits provided under the Employment Agreement that are contingent upon the execution by Executive of this Agreement, (2) any vested equity interest in the Company or an affiliate, (3) rights under the ProSight Global, Inc. Stockholders Agreement, dated July 29, 2019, and any equity ownership agreement, (4) rights to any vested benefits or rights under any health and welfare plans or other employee benefit plans or programs sponsored by the Company or an affiliate (including by way of example and without limitation, the Executive’s right to pursue a claim for benefits under the Company’s or an affiliate’s group health plan with respect to a claim arising prior to the date of this Agreement), (5) rights as an equity holder of the Company or an affiliate, (6) rights to be indemnified and/or advanced expenses under any corporate document of the Company or an affiliate, any agreement or pursuant to applicable law or to be covered under any applicable directors’ and officers’ liability insurance policies, (7) any claim or cause of action to enforce the Executive’s rights under this Agreement, (8) any right to receive an award from a government agency under its whistleblower program for reporting in good faith a possible violation of law to such government agency, (10) any recovery to which Executive may be entitled pursuant to applicable workers’ compensation and unemployment insurance laws, (11) Executive’s right to challenge the validity of the waiver and release of ADEA claims, and (12) any right where a waiver is expressly prohibited by law (the “Excluded Obligations”).

(2)         Executive’s Release and Waiver of Claims Under the Age Discrimination in Employment Act

Executive acknowledges that the Company hereby advised Executive to consult with an attorney of Executive’s choosing, and through this Agreement advise Executive to consult with Executive’s attorney with respect to possible claims under the ADEA, and Executive acknowledges that Executive understands that the ADEA is a federal statute that prohibits discrimination, on the basis of age, in employment, benefits and benefit plans. Executive wishes to knowingly and voluntarily waive any and all claims under the ADEA that Executive may have, as of the Effective Date, against the Released Parties, and hereby waives such claims. Executive further understands that, by signing this Agreement, Executive is in fact waiving, releasing and forever giving up any claim under the ADEA against the Released Parties that may have existed on or prior to the Effective Date. Executive acknowledges that the Company has informed Executive that Executive has, at his or her option, at least twenty-one (21) days following the Effective Date in which to sign the waiver of this claim under ADEA, which option Executive may waive by signing this Agreement prior to the end of such twenty-one (21) day period. Executive also understands that Executive has seven (7) days following the date on which Executive signs this Agreement within which to revoke the release contained in this paragraph, by providing to the Company a written notice of Executive’s revocation of the release and waiver contained in this paragraph. Executive further understands that this right to revoke the release contained in this paragraph relates only to this paragraph and does not act as a revocation of any other term of this Agreement.

A-2

(3)         Proceedings

Executive has not filed, and agrees not to initiate or cause to be initiated on Executive’s behalf, any complaint, charge, claim or proceeding against the Company or any other Released Party before any local, state or federal agency, court or other body relating to the Released Claims (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. Executive waives any right Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding. For the avoidance of doubt, this Section 3 shall not apply to the Excluded Obligations.

(4)         Remedies

If Executive initiates or voluntarily participates in any Proceeding, or if Executive fails to abide by any of the terms of this Agreement or the restrictive covenants contained in the Employment Agreement, or if Executive revokes the ADEA release contained in Section 2 of this Agreement within the seven (7)-day period provided under Section 2, the Company may, in addition to any other remedies they may have, reclaim any amounts paid to Executive under the termination provisions of the Employment Agreement or terminate any benefits or payments that are subsequently due under the Employment Agreement and are payable based on Executive executing this Agreement, without waiving the release granted herein. Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of Executive’s post-termination obligations under the Employment Agreement or Executive’s obligations under Sections 1, 2 and 3 of this Agreement would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon adequate proof of Executive’s violation of any such provision of this Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual or consequential damage or the necessity of posting a bond. This provision shall not adversely affect any rights Executive may have under the ADEA.

Executive understands that by entering into this Agreement Executive will be limiting the availability of certain remedies that Executive may have against the Company and limiting also Executive’s ability to pursue certain claims against the Company.

(5)         Severability Clause

In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

(6)         Non-admission

Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Executive, the Company or any of the Released Parties.

(7)         Governing Law

The validity, interpretation, construction and performance of this Agreement and disputes or controversies arising with respect to the transactions contemplated herein shall be governed by the laws of the State of New York, irrespective of New York’s choice-of-law principles that would apply the law of any other jurisdiction.

A-3

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS AGREEMENT AND THAT EXECUTIVE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT EXECUTIVE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF EXECUTIVE’S OWN FREE WILL.

A-4

IN WITNESS WHEREOF, the Executive has executed this Agreement as of the date set forth below (or, if Executive does not include a date under Executive’s signature line, the date set forth shall be the date this Agreement, signed by Executive, is received by either of the Company).

EXECUTIVE

Name: Anthony Piszel

Address:

Dated:
(signed by Employee) (received by Company)

[Signature Page to General Release]